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                                                                     EXHIBIT 4.4





________________________________________________________________________________


                   INDUSTRIAL DEVELOPMENT FINANCING AGREEMENT


                                    Between


                    MISSISSIPPI BUSINESS FINANCE CORPORATION


                                      and


                           KIMBERLY-CLARK CORPORATION



                                _______________

                         Dated as of __________ 1, 1994





________________________________________________________________________________
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                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
                 I.  BACKGROUND, REPRESENTATIONS AND FINDINGS.

                                  DEFINITIONS

section 1.1.    Background  . . . . . . . . . . . . . . . . . . . . . . . . . .
section 1.2.    Company Representations . . . . . . . . . . . . . . . . . . . .
section 1.3.    Issuer Findings and Representations . . . . . . . . . . . . . .

                         II.  CONSTRUCTION OF PROJECT.

section 2.1.    Title to Project  . . . . . . . . . . . . . . . . . . . . . . .
section 2.2.    Specifications of Project; Additions  . . . . . . . . . . . . .
                     and Changes  . . . . . . . . . . . . . . . . . . . . . . .
section 2.3.    Award of Construction Contracts . . . . . . . . . . . . . . . .
section 2.4.    Administration of Construction  . . . . . . . . . . . . . . . .
                     Contracts  . . . . . . . . . . . . . . . . . . . . . . . .
section 2.5.    Notices and Permits . . . . . . . . . . . . . . . . . . . . . .
section 2.6.    Additions and Changes to the Project  . . . . . . . . . . . . .

                         III.  FINANCING THE PROJECT.

section 3.1.    Issuance of Series 1994 Bonds . . . . . . . . . . . . . . . . .
section 3.2.    Construction Fund . . . . . . . . . . . . . . . . . . . . . . .
section 3.3.    Completion of Project . . . . . . . . . . . . . . . . . . . . .
section 3.4.    Deletion of Project Facilities  . . . . . . . . . . . . . . . .

                            IV.  LOAN AND REPAYMENT

section 4.1.    Amount and Source of Loan . . . . . . . . . . . . . . . . . . .
section 4.2.    Repayment of Loan . . . . . . . . . . . . . . . . . . . . . . .
section 4.3.    Company Debentures  . . . . . . . . . . . . . . . . . . . . . .
section 4.4.    Acceleration of Payment to  . . . . . . . . . . . . . . . . . .
                     Redeem Bonds . . . . . . . . . . . . . . . . . . . . . . .
section 4.5.    No Defense of Set-Off . . . . . . . . . . . . . . . . . . . . .
section 4.6.    Assignment of Issuer's Rights . . . . . . . . . . . . . . . . .

                         V.  COVENANTS OF THE COMPANY

section 5.1.    Maintenance and Operation of Project  . . . . . . . . . . . . .
section 5.2.    Corporate Existence . . . . . . . . . . . . . . . . . . . . . .
section 5.3.    Payment of Trustee's Compensation and
                     Expenses . . . . . . . . . . . . . . . . . . . . . . . . .
section 5.4.    Payment of Issuer's Expenses  . . . . . . . . . . . . . . . . .
section 5.5.    Indemnity Against Claims  . . . . . . . . . . . . . . . . . . .
section 5.6.    Disclaimer; Limitation of Liability
                     of the Issuer  . . . . . . . . . . . . . . . . . . . . . .
section 5.7.    Payments of Ad Valorem Taxes  . . . . . . . . . . . . . . . . .
section 5.8.    Damage; Destruction and Eminent Domain  . . . . . . . . . . . .





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section 5.9.    Company to Fulfill Indenture Requirements . . . . . . . . . . .

                      VI.  EVENTS OF DEFAULT AND REMEDIES

section 6.1.    Events of Default . . . . . . . . . . . . . . . . . . . . . . .
section 6.2.    Payment on Default; Suit Therefor . . . . . . . . . . . . . . .
section 6.3.    Cumulative Rights . . . . . . . . . . . . . . . . . . . . . . .

                              VII.  MISCELLANEOUS

section 7.1.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .
section 7.2.    Assignments . . . . . . . . . . . . . . . . . . . . . . . . . .
section 7.3.    Illegal, etc. Provisions Disregarded  . . . . . . . . . . . . .
section 7.4.    Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . .
section 7.5.    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . .
section 7.6.    Amounts Remaining in Bond Fund or
                     Construction Fund  . . . . . . . . . . . . . . . . . . . .
section 7.7.    Term of Agreement . . . . . . . . . . . . . . . . . . . . . . .

EXECUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SCHEDULE A - Project Description  . . . . . . . . . . . . . . . . . . . . . A-1
SCHEDULE B - Form of Series 1994 Debenture  . . . . . . . . . . . . . . . . B-1





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         INDUSTRIAL DEVELOPMENT FINANCING AGREEMENT, dated as of __________ 1,
1994 (the "Agreement") between MISSISSIPPI BUSINESS FINANCE CORPORATION, a public corporation of the State of Mississippi (the "Issuer") and KIMBERLY-CLARK CORPORATION, a Delaware corporation (the "Company").

         WHEREAS, the Issuer is authorized by the provisions of Section 57-10-401,et seq., Mississippi Code of 1972, as amended and supplemented (the "Act"), to, among other things, provide and finance economic development projects in order to promote, foster and support economic development within the State; and

         WHEREAS, the Issuer is further authorized to issue revenue bonds for the purpose of providing funds to pay all or a part of the cost of providing and financing the aforementioned economic development projects; and

         WHEREAS, the Issuer has duly authorized as a project under the Act by the Company: the acquisition of the Equipment (as hereinafter defined) to be located in Alcorn County, Mississippi (the "Project Site"), and certain improvements and facilities necessary or desirable for improvements to the Project Site, which Equipment and improvements and facilities together shall constitute the "Project"; and

         WHEREAS, the Issuer has obtained from the Mississippi Department of Economic and Community Development, Certificate of Public Convenience and Necessity No. 78-MBFC dated February 7, 1994, authorizing the Issuer to issue the Series 1994 Bonds (as hereinafter defined); and

         WHEREAS, the Issuer has duly authorized the issuance of its Mississippi Business Finance Corporation Industrial Development Revenue Bonds, Series 1994 (Kimberly-Clark Corporation) (the "Series 1994 Bonds") pursuant to the Act in the aggregate principal amount of $40,000,000 in order to loan the proceeds thereof to the Company to finance the acquisition, construction, installation and equipping of the Project pursuant to a contractual arrangement whereby the amount of loan payments to be made to the Issuer by the Company shall be sufficient to pay the principal of, premium, if any, and interest on the Series 1994 Bonds as and when the same shall become due and payable; and


         WHEREAS, the Series 1994 Bonds are to be issued pursuant to and secured by a trust indenture (the "Indenture") dated as of the date hereof, by and among the Issuer, the Trustee (as hereinafter defined) and, for certain limited purposes, the Company; and


         WHEREAS, pursuant to the Indenture, the Issuer has assigned its rights under this Agreement to the Trustee as security for the payment of the principal of, premium, if any, and interest on the Series 1994 Bonds; and
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         WHEREAS, to evidence the obligation to pay all amounts payable under this Agreement, including, but not limited to, all amounts necessary to pay the principal of, premium, if any and interest on the Series 1994 Bonds, the Company has authorized, executed and delivered its ____% Debenture due ______________, ____ (the "Series 1994 Debenture") to the Trustee;

         NOW, THEREFORE, the parties hereto agree as follows:

                 I.  Background, Representations and Findings.

         1.1 Background. The Company has asked the Issuer to undertake the financing of the costs of the Project consisting of certain equipment and improvements for its plant in Alcorn County, Mississippi. Schedule A to this Agreement more particularly describes the Project.

         1.2     Company Representations. The Company  represents that:

                 (a) It is a corporation duly organized and existing in good standing under Delaware law, qualified to do business in Mississippi, with full power and legal right to enter into this Agreement and to issue the Series 1994 Debenture and to perform its obligations hereunder and thereunder. The making and performance of this Agreement on the Company's part and the issuance of the Series 1994 Debenture have been duly authorized by all necessary corporate action, and will not violate or conflict with the Company's Restated Certificate of Incorporation, bylaws or any material agreement, indenture or other instrument by which the Company or its properties are bound.

                 (b) The Company intends to operate the Project as a manufacturing facility for the manufacturing, assembling and processing of nonwoven material for disposable diapers and other products.

                 (c) The financing of the Project will induce the Company to expand an industrial enterprise in the State in furtherance of the purposes of the Act.

                 (d) The proceeds of the Series 1994 Bonds will not exceed by more than five percent (5%) the anticipated costs of the Project.

                 (e) The Company has acquired or will acquire all permits and licenses and has satisfied or will satisfy other requirements necessary for the acquisition, construction, installation and operation of the Project.





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         1.3     Issuer Findings and Representation.  The Issuer hereby confirms its findings and represents that:

                 (a) The Issuer is a public corporation of the State of Mississippi, and is authorized pursuant to the Act to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder.

                 (b) The Issuer has the necessary power under the Act, and has duly taken all action on its part required to execute and deliver this Agreement and to undertake the financing of the Project. The execution and performance of this Agreement by the Issuer will not violate or conflict with any instrument by which the Issuer or any of its properties is bound.

                 (c) The Project constitutes an "economic development project" under the Act, and the undertaking of the financing for the Project by the Issuer will promote the public purposes of the Act and the welfare of the citizens of Alcorn County and the State of Mississippi.

                         II.  Construction of Project.

         2.1 Title to Project. As between the Issuer and the Company, the Company shall be the sole owner of the Project and the Issuer shall have no title thereto. As between the Issuer and the Company, the Company will be entitled to physical possession and control of the Project at all times and will be liable at all times for all risk, loss and damages with respect to or in any manner relating to the Project.

         2.2 Specification of Project; Additions and Changes. Pursuant to the Act, the Issuer hereby authorizes the Company to provide for the construction, acquisition and installation of the Project, as generally described in Schedule A hereto, by any legal means available to the Company and in the manner determined by the Company. Subject to the provisions of the Act, the Company may make additions to, deletions from and changes in the Project from time to time and will supplement the information contained in Schedule A by filing with the Issuer and the Trustee, hereinafter mentioned, such supplemental information as is necessary to reflect the same so that the Issuer and the Trustee will be able to ascertain the nature and cost of the facilities covered by this Agreement. Any change of the Project which materially changes the character of the Project may be made only with the consent of the Issuer.

         2.3 Award of Construction Contracts. The Company has awarded or will award contracts and issue purchase orders covering the acquisition, construction and installation of the Project. Certain portions of the work may be awarded to or completed by the Company's own personnel. The contracts so





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awarded, the purchase orders issued and the work orders for the work to be done by the Company personnel are hereinafter called the "Construction Contracts".

         2.4 Administration of Construction Contracts. The Company will have full responsibility for preparing, administering, amending and enforcing the Construction Contracts and litigating or settling claims thereunder, and will be entitled to all warranties, guaranties and indemnities provided under the Construction Contracts and by law.

         2.5 Notices and Permits. The Company shall give or cause to be given all notices and comply or cause compliance with all laws, ordinances, municipal rules and regulations and requirements of public authorities applying to or affecting the conduct of the construction of the Project and the Company will defend and save the Issuer, its officers, agents and employees, past, present and future, and the Trustee, its officers, agents and employees, past, present and future, harmless from all fines, losses, costs, damages or other expenses or liabilities due to the Company's failure to comply therewith. All permits and licenses necessary for the prosecution of the construction of the Project shall be procured by the Company.

         2.6 Additions and Changes to the Project. The Company may further improve the Project with additional facilities (the "Additional Facilities") beyond such acquisition, construction and equipment as can be financed out of the proceeds of the Series 1994 Bonds. In such event and if no Event of Default has occurred and is continuing, the Company may request the Issuer to, and the Issuer may at its election, proceed under the provisions of the Act to issue Additional Bonds under the Indenture in order to finance such Additional Facilities. If Additional Facilities are to be financed by the Issuer, the Company shall obtain the Issuer's approval prior to the commencement of acquisition, construction and installation, and the Company shall amend Schedule A to this Agreement to include the Additional Facilities as a part of the Project. With regard to Additional Facilities to be financed pursuant to the terms of this Section 2.6, the Company shall increase its obligations hereunder in amounts necessary to provide for the payment of the principal of and interest on any such additional Bonds, as provided in Article IV hereof.


                          III.  Financing the Project.

         3.1 Issuance of Series 1994 Bonds. In order to finance the Project, the Issuer, upon request of the Company, will issue and sell the Series 1994 Bonds in the aggregate principal amount of $40,000,000, or such greater amount as shall be approved by the Issuer. The proceeds of the Series 1994 Bonds shall be loaned to the Company in accordance with Section 4.1 hereof. The Series





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
1994 Bonds will be issued under the Indenture, and will be payable solely from the Revenues of the Issuer as such term is defined in the Indenture. Pursuant to the Indenture, the Issuer may issue and sell Additional Bonds at such times, in such amounts and for such prices as may be approved by the Company.

         3.2 Construction Fund. The net proceeds of the Bonds will be deposited in the Construction Fund established under the Indenture for payment of Project Costs as defined and permitted under the Indenture, except that accrued interest will be deposited in the Bond Fund established under the Indenture for payment of interest on the Bonds. The Trustee will be directed to make payments from the Construction Fund upon receipt of a requisition from the Company, signed by its Chairman of the Board and Chief Executive Officer, any President, any Vice President, the Treasurer, any Assistant Treasurer or any other person designated by any of such officers, stating:

                 (a) the Costs to which the payment relates, and with respect to work and material, stating that such have been incorporated into the Project substantially in accordance with the plans and specifications therefor;

                 (b) the payee, which may be the Company in the case of work done by Company personnel and in the case of reimbursement for payments previously made by the Company (other than payments made by way of set-off of mutual claims between the Company and the payee), which payee may be the Trustee in the case of a requisition for payment of interest on the Bonds during acquisition, construction and installation of the Project;

                 (c)  the amount of the payments to be made; and

                 (d) that the payment is due, is a proper charge against the Construction Fund and has not been the basis for any previous withdrawal from the Construction Fund or any other funds representing proceeds of Bonds issued by the Issuer on the Company's behalf.

The Company shall have the right to enforce payments from the Construction Fund upon compliance with the procedures set forth in this Section 3.2; provided, however, that during the continuance of an Event of Default under the Indenture (as such term is defined therein), the Construction Fund shall be held for the benefit of owners of the Bonds in accordance with the provisions of the Indenture.

         3.3 Completion of Project. When the Company certifies to the Trustee and the Issuer that the Project is complete and delivers to the Trustee and the Issuer the certificate referenced in Section 4.03 of the Indenture, any amounts remaining in the Construction Fund will be applied by the Trustee in accordance





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
with Section 4.03 of the Indenture. Such application shall constitute payment of principal or interest payments on the Debentures described in Section 4.3 hereof otherwise due from the Company to the Trustee. If for any reason the amount in the Construction Fund proves insufficient to pay all Costs of the Project, the Company will pay the remainder of such Costs.

         3.4 Deletion of Project Facilities. Prior to completion thereof the Company may modify or delete any unit or portion of the Project which is, in the opinion of the Company, not required for the efficient operation of the Project.

                             IV.Loan and Repayment.

         4.1 Amount and Source of Loan. Concurrently with the delivery of any series of Bonds, the Issuer will, upon the terms and conditions of this Agreement, lend to the Company, by deposit of the net proceeds of the sale thereof with the Trustee in the Construction Fund established under the Indenture, an amount equal to the aggregate principal amount of such series of Bonds as well as any premium thereon for application (as provided in Article III hereof) against the Costs of the Project. The Bonds may be sold by the Issuer at a discount from their principal amount, and in such event, the amount of such discount shall be deemed to have been loaned to the Company and applied to the Costs of the Project. The accrued interest received by the Issuer upon the sale of any series of Bonds shall be deposited into the Bond Fund under the Indenture and shall be applied to the first interest due on such Bonds, with a corresponding credit on the amounts otherwise due as interest under the Series 1994 Debenture mentioned in Section 4.3 below.

         4.2 Repayment of Loan. The Company agrees to repay the loan made by the Issuer which, as to amount, shall correspond to the payments of principal or sinking fund (if any) on the Bonds and shall bear interest at the rate or rates, and at the times, payable on the Bonds, whether at maturity, upon redemption or acceleration, or otherwise, in accordance with the terms of the Indenture; provided that such amount shall be reduced to the extent that other moneys on deposit with the Trustee are available for such purpose, and a credit in respect thereof has been granted pursuant to the Indenture. All such repayments of the loan will be made in funds which will be available to the Trustee no later than the corresponding principal or interest payment date of the Bonds. To evidence its obligation to pay such amounts, the Company will deliver the Debentures specified under Section 4.3 below.

         4.3 Company Debentures. Concurrently with the sale and delivery by the Issuer of any series of Bonds, the Company will execute and deliver a Debenture which shall be issued under and pursuant to the Debenture Indenture in substantially the form of the Series 1994 Debenture attached hereto as Schedule B, with





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such variations in principal amount, interest rate, dates and prepayment provisions as may be appropriate, such Debentures being hereinafter referred to collectively as the "Debentures". Each Debenture will:

                 (a)  be payable to the order of the Trustee;

                 (b) be in a principal amount equal to the aggregate principal amount of the Bonds issued concurrently therewith (the "related Bonds");

                 (c) provide for payments of interest equal to the payments of interest on the related Bonds, except to the extent provision may be made for the payment of capitalized or accrued interest;

                 (d) require payments of principal, or principal plus a premium, equal to the maturities and/or sinking fund payments on the related Bonds at the time such payments are due;

                 (e) contain provisions in respect of the prepayment of principal and premium, if any, identical with the redemption provisions of the related Bonds;

                 (f) require all payments on the Debenture to be made on or prior to the due date for the corresponding payment to be made on the related Bonds; and

                 (g) be subject to and secured by the provisions of the Debenture Indenture.

         4.4 Acceleration of Payment to Redeem Bonds. The Issuer will redeem any or all series of its Bonds or portions thereof upon the occurrence of an event which gives rise to any mandatory redemption specified therein and in accordance with the provisions of the Indenture. Whenever any series of Bonds is subject to optional redemption, the Issuer will, but only upon request of the Company, redeem the same in accordance with such request. In either event, unless such redemption is effected in connection with a refunding, the Company will pay an amount equal to the applicable redemption price as a prepayment of the Debenture corresponding to such series of Bonds or portions thereof, together with interest accrued to the date of redemption.

         4.5 No Defense or Set-Off. The obligations of the Company to make payments on the Debentures shall be absolute and unconditional without defense or setoff by reason of any default by the suppliers under the Construction Contracts or by the Issuer under this Agreement or under any other agreement between the Company and the Issuer or for any other reason, including without limitation, failure to complete the Project, loss or





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
impairment of the Construction Fund, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.


         4.6 Assignment of Issuer's Rights. As the source of payment for its Bonds, the Issuer will assign to the Trustee all the Issuer's rights under this Agreement (except rights of the Issuer to receive payments under Sections 5.4, 5.5, and 5.7 hereof) and the Debenture. The Company consents to such assignment and agrees to make payments on the Debentures and interest thereon directly to the Trustee without defense or setoff by reason of any dispute between the Company and the Trustee, the Issuer or the Bondholders.


                         V.  Covenants of the Company.

         5.1 Maintenance and Operation of Project. The Company, at its expense, will maintain and operate the Project during its useful life or as otherwise required under the Act, but this covenant shall not require the Company to occupy or operate the Project or any portion of any other property after it is no longer economical and feasible, in the Company's judgment, to do so and shall not prevent the Company from selling all or any portion of the Project or any other property or from merging or consolidating with another corporation. This covenant is personal to the Company and its successors or subsidiaries and will not be binding upon purchasers of any portions of the Company's properties. Notwithstanding the foregoing, the Company may make changes in or modifications of the Project necessary or desirable to maintain or improve operating performance, subject to the limitations set forth in Sections 2.2 and 2.6 hereof.

         5.2 Corporate Existence. The Company may merge or consolidate with or into another corporation or transfer all or substantially all of its property and assets to any other corporation; provided, that any such consolidation, merger, sale or transfer shall be upon the condition that the due and punctual payment of the principal of, and premium, if any, and interest on, the Debentures according to their tenor, and the due and punctual performance and observance of all the terms, covenants and conditions of this Agreement to be kept or performed by the Company shall be assumed by the corporation formed by such consolidation or into which the Company shall have merged, or the corporation which shall have acquired by sale or transfer all or substantially all of the property and assets of the Company.

         5.3 Payment of Trustee's Compensation and Expenses. The Company will pay the Trustee's compensation and expenses under the Indenture, including all costs of redeeming Bonds thereunder and the compensation to any co-paying agent appointed in respect of the Bonds, and will indemnify the Trustee against any claims arising out of the exercise and performance of its powers and duties under the Indenture in good faith and without negligence.

         5.4 Payment of Issuer's Expenses. Except to the extent payment is provided from the Construction Fund, the Company will pay the Issuer's expenses, including reasonable legal and accounting fees incurred by the Issuer in connection with the issuance of the Bonds and the performance by the Issuer of any and all of its functions and duties under this Agreement or the Indenture, including, but not limited to, all duties which may be required of the Issuer by the Trustee and the Bondholders and will defend and indemnify the Issuer, its employees, agents and attorneys against any claims arising out of the exercise and performance of its powers and duties hereunder and under the Indenture in good faith and without negligence.


         5.5 Indemnity Against Claims. The Company will indemnify the Issuer and the Trustee, and the officers, agents and employees of each, past, present and future, against claims arising out of the Construction Contracts, the construction and operation of the Project, or the Issuer's undertaking of the financing of the Project other than claims arising from willful misconduct or negligence on the part of the Issuer or the Trustee. If any such claim is asserted, the Issuer or the Trustee, as the case may be, will give prompt notice to the Company and the Company will assume the defense thereof and employ counsel reasonably acceptable to the Issuer and Trustee, and the Company shall have full power to litigate, compromise or settle the same in its sole discretion. If the Issuer or the Trustee as the case may be, so elects, either may participate in the defense of such claims, may be represented by counsel of its own choice and at its own expense. The Issuer or the Trustee may demand that the Company furnish it with a letter of credit or bond, at the option of the Company in form and with sureties reasonably satisfactory to it, indemnifying it against any loss, cost, damages or expenses on account of any such litigation, compromise or settlement undertaken solely by the Company.


         All references herein to the Issuer shall be deemed to refer to the Issuer's employees, agents and attorneys.

         5.6 Disclaimer; Limitation of Liability of the Issuer. The Issuer makes no representation or warranty, either express or implied, as to the actual or designed capacity of the Project, as to the suitability of the Project for the purposes specified in this Agreement, as to the condition of the Project, or that the Project will be suitable for the Company's purposes or needs. In the event of any default by the Issuer hereunder, the liability





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
of the Issuer to the Company shall be enforceable only out of its interest under this Agreement and there shall be no other recourse by the Company against the Issuer, its officers, agents, employees and attorneys, past, present or future, or any of the property now or hereafter owned by it or them. No obligation of the Issuer hereunder or under the Bonds shall be deemed to constitute or give rise to a pecuniary liability of the Issuer or a charge against the general credit or taxing power of the Issuer, the State of Mississippi or of any political subdivisions thereof.

         5.7 Payments of Ad Valorem Taxes. Notwithstanding anything to the contrary in any of the documents related to the Project, the Company shall pay or cause to be paid to the appropriate political subdivisions all ad valorem taxes due and payable at all times during which the Company is the owner of the Project, and otherwise as required by law. Such taxes shall be payable by the Company as provided by law directly to the political subdivisions in which the property is located; provided, however, the Company may refuse to pay such ad valorem taxes so long as (i) the validity thereof shall be contested in good faith by appropriate legal proceedings; and (ii) the basis for such contest is not the Issuer's interest in respect of the Project. The parties hereto acknowledge that, pursuant to the Act and the laws of the State of Mississippi, the Project will not be subject to ad valorem taxation (other than taxes levied for school district purposes) for a period of ten (10) years.

         5.8 Damage; Destruction and Eminent Domain. Damage to, destruction of or condemnation of all or a portion of the Project shall not terminate the Agreement, or cause any abatement of or reduction in the payments to be made by the Company or otherwise affect the respective obligations of the Issuer or the Company, except as set forth in this Agreement.

         5.9 Company to Fulfill Indenture Requirements. The Company agrees that it will take all actions required of the Company pursuant to the provisions of the Indenture.


                      VI.  Events of Default and Remedies.

         6.1 Events of Default. Each of the following events is hereby defined as, and is declared to be and to constitute, an "Event of Default":

                 (a) failure by the Company to make any payment of principal of the Debentures as required to be made pursuant to Section 4.2 or
         4.4 hereof when the same is due; or

                 (b) failure to pay when due any installment of interest on any of the Debentures and the continuation of such failure for thirty
         (30) days; or

                 (c) failure by the Company to observe and perform any other covenant, condition or agreement on its part to be observed or performed under this Agreement or the Debentures for a period of 90 days after written notice, specifying such failure and requesting that it be remedied, given to the Company by the Trustee; provided, that if such failure is of such nature that it can be corrected (as agreed to by the Trustee), but not within such period, the same shall not constitute an Event of Default so long as the Company institutes prompt corrective action and is diligently pursuing same;

                 (d)  if the Company

                      (1) admits in writing its inability to pay its debts generally as they become due, or

                      (2) files a petition to be adjudicated a voluntary bankrupt in bankruptcy or a similar petition under any insolvency act, or

                      (3) makes an assignment for the benefit of its creditors, or

                      (4) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

                 (e) if the Company files a petition or answer seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute; or

                 (f) if the Company, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of the Company, a receiver or trustee of the Company or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute, and such adjudication, order or decree shall not be vacated or set aside or stayed within 90 days from the date of the entry thereof; or

                 (g) if for any reason the Bonds shall be declared due and payable by acceleration in accordance with Section 9.02 of the Indenture; or

                 (h) if any of the Debentures is declared to be immediately due and payable by the Debenture Trustee pursuant to the provisions of the Debenture Indenture, then and in each and every such case and during the continuance thereof, the Issuer or the Trustee, by notice in writing to the Company, may declare all sums which the Company is obligated to pay hereunder and under the Debentures to be due and payable immediately, and upon any such declaration the same shall become and be immediately due and payable, anything in this Agreement or the Debentures to the contrary notwithstanding.

         In case such declaration shall have been annulled in accordance with
Section 9.02 of the Indenture, or in case the Issuer or the Trustee shall have proceeded to enforce any right under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Issuer or the Trustee, then and in every such case the Company, the Issuer and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company, the Issuer and the Trustee shall continue as though no such proceeding had been taken, but subject to the limitations of any such adverse determination.

         6.2 Payment on Default; Suit Therefor. The Company covenants that, in the case of an Event of Default with respect to the payment of any amount due under this Agreement or under the Debentures as and when the same shall become due and payable, whether at maturity or by declaration or otherwise--then, upon demand of the Issuer or the Trustee, the Company will pay to the Trustee the whole amount of the Debentures that then shall have become due and payable with interest at the rates provided therein; and, in addition thereto, such further amount as shall be estimated in good faith by the Trustee as sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents, attorney and counsel, and any expenses or liabilities incurred by the Issuer or the Trustee other than through its negligence, bad faith or willful misconduct.

         In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and shall be entitled to such other rights as it may have under the Debenture Indenture, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the moneys adjudged or decreed to be payable.

         In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or to the creditors or property of the Company, the Issuer or the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of the Debentures and interest owing and unpaid in respect thereof and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Issuer or the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

         6.3 Cumulative Rights. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement or the Debentures is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or the Debentures or now or hereafter existing at law or in equity or by statute. No waiver by the Issuer or the Trustee of any breach by the Company of any of its obligations, agreements or covenants hereunder or under the Debentures shall be a waiver of any subsequent breach, and no delay or omission to exercise any right or power shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

                              VII.  Miscellaneous.

         7.1 Notices. Notice hereunder shall be given in writing, either by registered mail, return receipt requested, to be deemed effective upon receipt, or by telegram, confirmed in writing, or by facsimile transmission (with verification of receipt) addressed as follows:

                 The Issuer           -  Mississippi Business Finance
                                            Corporation
                                         1200 Walter Sillers Building
                                         Jackson, Mississippi  39205

                                         Attention:  Executive Director

                 The Company          -  Kimberly-Clark Corporation
                                         P. O. Box 619100
                                         Dallas, Texas  75261-9100

                                         Attention:  Treasurer's Office
                                         Facsimile number (214) 830-1209

                                         With a copy to:

                                         Kimberly-Clark Corporation
                                         P. O. Box 619100
                                         Dallas, Texas  75261-9100

                                         Attention:  Legal Department
                                         Facsimile number (214) 830-1578

                 The Trustee          -  Bank of America Texas, National
                                          Association
                                         300 Crescent Court
                                         Suite 850
                                         Dallas, Texas  75201

                                         Attention:  Corporate Trust Services

or such other address as may be filed in writing with the parties to this Agreement and with the Trustee.

         7.2 Assignments. This Agreement may not be assigned by the Company without the consent of the Issuer (following the adoption of a resolution by the Issuer to such effect) and the Trustee, which consent, in the case of the Trustee, shall not be unreasonably withheld. In the event of such an assignment, the Company shall remain primarily liable for any of its obligations under the Agreement and the Debentures. Such assignment shall comply in all respects with the Act. Notwithstanding the foregoing, no merger or consolidation permitted under Section 5.2 hereof shall be deemed to be an assignment for purposes of this Section 7.2.

         7.3 Illegal, etc. Provisions Disregarded. In case any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein.

         7.4 Applicable Law. This Agreement has been delivered in the State of Mississippi and shall be deemed to be governed by, and interpreted under, the laws of the State of Mississippi.

         7.5 Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties and, if such amendment occurs after the issuance of any of the Bonds, consented to by the Trustee for the Bondholders, in accordance with Section 12.03 of the Indenture.

         7.6 Certain Benefits. (a) The parties hereto acknowledge that the Company has been induced to proceed with the Project in part by the benefits conferred by the Act. The Issuer hereby agrees that the Company shall be permitted to take advantage of all of the benefits provided by the Act to the fullest extent therein set forth subject to the rules and regulations of the Issuer to the extent that such rules are applicable. The Issuer acknowledges the response to a ruling request by the Mississippi State Tax Commission dated October 20, 1993 addressed to Watkins Ludlam & Stennis pertaining to the Project and agrees that the Issuer will not take any action to limit, curtail or otherwise make unavailable to the Company any of the benefits referenced therein.

         (b) Notwithstanding the provisions of the preceding paragraph, in the event there are any amounts remaining on deposit in the Construction Fund upon the completion of the Project as evidenced by a certificate described in
Section 4.03 of the Indenture (the "Excess Proceeds"), the Company agrees that for purposes of calculating the tax credit referenced in Section 57-10-409(d)(i)(1) of the Act, the Excess Proceeds shall be deemed to have been used to redeem Bonds as of the date of completion solely for purposes of calculating the amount of the tax credits available under the Act and no tax credit shall accrue with respect to debt service payments subsequently paid in connection with such Excess Proceeds.

         (c) With respect to benefits conferred by the Act referenced in (a) above, the following shall apply:

                 (1)  the maximum benefits accruing in any calendar year
                      (other than any benefits attributable to the carry forward provisions of the Act) shall not exceed the payments of the principal of, premium, if any and interest payments on the Bonds during such year which may include the fees and expenses of the Trustee.

                 (2) any benefit claimed or received by the Company for any Cost shall not be used as a deduction under the laws of the State of Mississippi in order to determine the taxable income of the Company.

                 (3) the Company shall require the Trustee, not later than ninety (90) days after the end of each calendar year, to provide the Issuer with a certificate setting forth the amount of all payments made to the Trustee with respect to the Bonds whether for principal, premium, interest or the fees and expenses of the Trustee.

                 (4)  The benefits accruing to the Company under this
                      Section 7.6 shall cease in the event:

                      (A) a default should occur under this Agreement or the Indenture; or

                      (B) the Company should fail to operate the Project for a period of nine (9) consecutive months following the initial start up of the Project except for force majeure, strikes, lockouts, damage, destruction, acts of God or in general, reasons beyond the Company's reasonable control excepting, however, general economic conditions.

         With respect to the benefits that may accrue to the Company under this
Section 7.6, the Company acknowledges and agrees that the Issuer makes no representation, warranty or covenant regarding the enforceability of the Company's rights to receive the benefits, the extent that such benefits may be received nor the term under which the Company may be entitled to receive the benefits.


         7.7 Amounts Remaining in Bond Fund or Construction Fund. It is agreed by the parties that any amounts remaining in the Bond Fund or the Construction Fund established under the Indenture upon expiration or sooner termination of the Agreement term, as provided in this Agreement, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), and of the fees, charges and expenses of the Trustee and the Issuer, shall belong to and be paid to the Company by the Trustee as overpayment of the amounts due under the Debentures.

         7.8 Term of Agreement. This Agreement shall become effective upon its delivery and shall continue in effect until all Bonds have been paid or provision for such payment has been made in accordance with the Indenture.

         IN WITNESS WHEREOF, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

{SEAL}                                          MISSISSIPPI BUSINESS FINANCE
                                                  CORPORATION

Attest:_______________________                  By:____________________________
                                                   Executive Director


{SEAL}                                          KIMBERLY-CLARK CORPORATION


Attest:_______________________                  By:____________________________

STATE OF MISSISSIPPI

COUNTY OF HINDS

         Personally appeared before me, the undersigned authority in and for the jurisdiction aforesaid within named ___________________ and ______________, who acknowledged to me that they are the Executive Director and the Secretary, respectively, of the Mississippi Business Finance Corporation, a public corporation organized and existing under the laws of the State of Mississippi, and that for and on behalf of said corporation and as its act and deed, they executed and sealed the above and foregoing instrument on the day and in the year therein mentioned, they being first duly authorized so to do by said corporation.

         GIVEN under my hand and official seal, this the ___ day of ____________, 1994.
                                                      __________________________
                                                      Notary Public


                                                      My Commission Expires:
                                                      __________________________

(SEAL)

STATE OF ____________

COUNTY OF ___________

         Personally appeared before me, the undersigned authority in and for the jurisdiction aforesaid, the within named ___________________________ and ___________________________________, who acknowledged to me that they are the
_____________________ and ______________________, respectively, of
Kimberly-Clark Corporation, a Delaware corporation and that for and on behalf of said corporation and as its act and deed, they executed the above and foregoing instrument on the day and in the year therein mentioned, being first duly authorized so to do by said corporation.

         GIVEN under my hand and official seal, this ______ day of ______________, 1994.
                                                      _________________________
                                                      Notary Public


                                                      My Commission Expires:

                                                      _________________________


(SEAL)

                                   SCHEDULE A

                              PROJECT DESCRIPTION



SFL Laminate Capacity Expansion
SBI Delta Rebuild

                                  SCHEDULE B

                         FORM OF SERIES 1994 DEBENTURE

No. 1                                            PRINCIPAL AMOUNT:  $___________


                          KIMBERLY-CLARK CORPORATION

                     _____% DEBENTURE DUE ________ 1, 20__


         Kimberly-Clark Corporation, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Bank of America Texas, National Association, as Trustee for the holders of Industrial Development Revenue Bonds, Series 1994 (Kimberly-Clark Corporation Project), or registered assigns, the principal sum of Forty Million Dollars ($40,000,000) on ________1, 20__ and to pay interest thereon from ________ 1, 1994 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually on ________ 1 and _______ 1 of each year commencing ______ 1, 1994 at the rate of _____% per annum, until the principal hereof is paid or made available for payment.



         The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the _______ 15 or _______ 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.



         Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose at the corporate trust offices of Bank of America National
Trust and Savings Association in San Francisco, California, New York, New York and Dallas, Texas, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.


         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED:  __________, 1994
                                         KIMBERLY-CLARK CORPORATION


                                         By:  ______________________________
                                               John W. Donehower
                                               Senior Vice President and
                                               Chief Financial Officer

{SEAL}

 Attest:  ______________________________
          Donald M. Crook
          Vice President and Secretary

TRUSTEE'S CERTIFICATE
OF AUTHENTICATION
This is one of the Securities
of the series designated
therein referred to in the
within-mentioned Indenture.

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION,
  as Trustee



By:  _________________________________
          Authorized Signature

                             {Reverse of Debenture}



                           KIMBERLY-CLARK CORPORATION

                      _____% DEBENTURE DUE _______ 1, 20__



         This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued under a
First Amended and Restated Indenture dated as of March 1, 1988, as amended by a First Supplemental Indenture dated as of November 6, 1992, and a Second
Supplemental Indenture dated as of           , 1994, and as  further amended or
supplemented from time to time (herein called the "Indenture"), between the Company and Bank of America National Trust and Savings Association, successor Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is limited in aggregate principal amount to $40,000,000.

         If an Event of Default, as defined in the Indenture, with respect to this Security shall occur and be continuing, the principal of this Security may be declared due and payable in the manner and with the effect provided in the Indenture.


         The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness represented by this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.



         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder, and all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.


         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except that in the event the Company deposits money or Government Obligations as provided in Section

402 of the Indenture, such payments will be made only from proceeds of such money or Government Obligations.


         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.



         The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.



         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.


         All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.